SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

China Wind Systems, Inc.
(Name of Registrant as Specified In Its Charter)

N.A.
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule  and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

CHINA WIND SYSTEMS, INC.
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China 214181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 5, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of China Wind Systems, Inc., a Delaware corporation, will be held at the offices of the Corporation, No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China  214181, on Friday, March 5, 2010, at 10:00 A.M. local time. At the meeting, you will be asked to vote on:

(1)       The election of five directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)       The approval of the 2010 Long-Term Incentive Plan; and

(3)       The transaction of such other and further business as may properly come before the meeting.

The board of directors has fixed the close of business on February 12, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of stockholders of record on the record date will be available for inspection by stockholders at the office of the Corporation, No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China  214181, during the ten days prior to the meeting.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting.

By order of the Board of Directors Yan Hua Secretary

Wuxi, China
February 17, 2010

THIS MEETING IS VERY IMPORTANT TO US AND TO OUR STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

CHINA WIND SYSTEMS, INC.
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China  214181

PROXY STATEMENT

Annual Meeting of Stockholders
March 5, 2010

The accompanying proxy and this proxy statement have been prepared by our management for the board of directors. Your proxy is being solicited by the board of directors for use at the 2010 annual meeting of stockholders to be held at our offices, which are at No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China 214181, on Friday, March 5, 2010 at 10:00 A.M., local time, or at any adjournment thereof. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being mailed to stockholders, on or about February 17, 2010.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting for:

•	The election of five directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

•	The approval of the 2010 Long-Term Incentive Plan; and
•	The transaction of such other and further business as may properly come before the meeting.

Who is soliciting your proxy?

Your proxy is being solicited by our board of directors.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on February 12, 2010, which is the record date for determining who is eligible to vote at the annual meeting. Each share of common stock is entitled to one vote.

How do I vote?

You can vote either by attending the meeting and voting at the meeting or by completing, signing and returning the enclosed proxy card.  If your shares are held by your broker, you may also be able to vote electronically, in accordance with instruction that your broker will provide you.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by signing another proxy with a later date and returning it to us prior to the meeting or by voting again at the meeting. If your stock is held in a brokerage account, you must provide your broker with instructions as to any changes in the voting instructions which you previously provided to your broker.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to any proposal, your proxy will be voted FOR the election of the board of directors’ nominees for directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Empire Stock Transfer, Empire Stock Transfer Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014.

Will my shares be voted if I do not provide my proxy?

If your shares are held in a brokerage account, they may be voted for the election of directors if you provide your broker with instructions as to how you want your shares voted.  Your broker will send you instructions as to how you can vote shares that are held in your brokerage account.  If you do not give your broker instructions as to how you want your shares to be voted, then your shares will not be voted.

If you hold your shares directly in your own name, they will only be voted if you either sign and deliver a proxy or attend and vote at the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, we must have a quorum. We will have a quorum, and be able to conduct the meeting, if a majority of our outstanding shares as of February 12, 2010, are present at the meeting. Your shares will be counted as being present at the meeting if you attend the meeting or if you properly return a proxy by mail or if you give your broker voting instructions and the broker votes your shares.

On the record date, February 12, 2010, we had approximately 17,330,537 shares of common stock outstanding. This number of shares does not include treasury stock. We will have a quorum if 8,665,269 shares of common stock are present and voting at the annual meeting.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast, which means that, as long as a quorum is present, the five nominees for director who receive the most votes will be elected. Abstentions will have no effect on the voting outcome with respect to the election of directors.

What vote is required for the approval of the 2010 long-term incentive plan?

The approval of the 2010 long-term incentive plan requires the affirmative vote of a majority of the shares present at the meeting provided that a quorum is present.

How are broker non-votes treated at the meeting?

Broker non-votes are proxies signed by brokers without voting on the election of directors or the approval of the 2010 long-term incentive plan.  Broker non-votes are treated as present at the meeting for purposes of determining whether we have a quorum.  However, since directors are elected by a plurality, and broker non-votes will not be voted for any nominees, as long as we have a quorum, including shares represented by broker non-votes, the five nominees for directors who receive the most votes will be elected.  Since the approval of the 2010 long-term incentive plan requires the votes of a majority of those present at the meeting, as long as a quorum is present, broker non-votes will be similar to negative votes.

 Who is paying the cost of the meeting?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.  We estimate our costs at approximately $10,000.

ELECTION OF DIRECTORS

Directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall be determined from time to time by the Board. The size of the board for the ensuing year is five directors. Our board of directors is recommending that the five incumbent directors named below be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the board, and any shares represented by proxy will be voted for the substitute nominee, unless the board reduces the number of directors.

None of our directors were elected at a meeting for which we solicited proxies.  Jianhua Wu and Xi Liu were elected as directors in November 2007, contemporaneously with the completion of the reverse acquisition in which (i) we acquired all of the issued and outstanding stock of Fulland Limited, a Cayman Islands corporation (“Fulland”) from Fulland’s stockholders, in exchange for 36,577,704 shares of common stock, constituting 89% of the outstanding common stock after giving effect to the reverse acquisition and (ii) we purchased 8,006,490 shares of common stock from a former principal stockholder for $625,000, which we received from the proceeds of a financing.

Drew Bernstein was elected by the board in April 2009, Megan Penick was elected by the board in August 2009, and Xuezhong Hua was elected by the board in January 2010.

        The following table sets forth certain information concerning our directors:

Name	Age	Principal Occupation	Director Since
Jianhua Wu	53	Chief executive officer, chairman and director	November 2007
Xuezhong Hua	54	Retired, former economics researcher at Fujian Academy	January 2010
Xi Liu	41	Purchasing and sourcing manager at WAM Bulk Handling Machinery (Shanghai) Co. Ltd.	November 2007
Drew Bernstein	52	Managing partner of Bernstein & Pinchuk LLP, an accounting firm	April 2009
Megan Penick	36	Owner of Penick & Associates LLC, a corporate governance consulting firm	August 2009

Jianhua Wu has been our chief executive officer, chairman and a director since the completion of the reverse acquisition in November 2007.  Mr. Wu founded our predecessor companies, Wuxi Huayang Dyeing Machinery Co., Ltd. and Wuxi Huayang Electrical Power Equipment Co., Ltd., in 1995 and 2004, respectively, and was executive director and general manager of these companies prior to becoming our chief executive officer.  Mr. Wu was nominated as a director because of his position as our chief executive officer.  Mr. Wu is a certified mechanical engineer.

Mr. Hua was an economics researcher at Fujian Academy of Social Sciences between 1978 and 1991.  Mr. Hua retired in 1991 and since then has written and published articles on economic theory and related studies.  Mr. Hua is a graduate of Shanghai Industrial Management School and received a bachelor’s degree in economics with a concentration in planning and statistics from Xiamen University.  We believe that Mr. Hua’s knowledge and experience is important to us as we expand our forged rolled rings business.

Xi Liu has been a director since November 2007.  Mr. Liu has extensive material engineering backgrounds, being a 1989 graduate of Jiangsu University of Technology with a degree in metal material and heat treatment, and having been trained at the Volvo facilities in Penta, Sweden in 1999. Immediately after graduating from the university, Mr. Liu worked at China FAW Group Corporation, the oldest and one of largest Chinese automakers, as an engineer, before leaving in 2005 as an assistant manager in the Purchasing Department of the Wuxi Diesel Engine Works plant. He then joined WAM Bulk Handling Machinery (Shanghai) Co., Ltd., part of the Italian industrial giant WAMGROUP, as a purchasing and sourcing manager, which is his current position.  Mr. Liu’s background in engineering and his practical industrial experience is important to us as we plan and develop our business.

Mr. Bernstein is co-founder and managing partner of Bernstein & Pinchuk LLP, an accounting firm headquartered in New York, a position he has held since 1983.  Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School. He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA).  Mr. Bernstein’s accounting experience and his work with a number of China-based public companies is important as we continue to implement and improve our internal controls.  Mr. Bernstein is also a director and chairman of the audit committee of NeoStem, Inc., a biopharmaceutical company, and Orient Paper, Inc., a producer and distributor of paper products in China.

Ms. Penick is the owner of Penick & Associates LLC, which provides corporate governance consulting. Prior to establishing her own company, Ms. Penick was a corporate and securities associate at Pryor Cashman, LLP, New York from April 2006 to May 2009, a legal consultant at Goldman Sachs’ Hedge Fund Strategies Group from October 2005 to April 2006, and general counsel at Global Holding & Investment Co., LLC, a financial services company, from April 2004 to October 2005. She received a B.A. degree from the University of Iowa and a J.D. from New York Law School, and is licensed to practice law in New Jersey, New York, Connecticut, and Washington, D.C.  Ms. Penick’s experience in working with public companies and her work with Chinese companies is important to us in strengthening our internal controls and related corporate governance matters.

Our directors are elected for a term of one year and until their successors are elected and qualified.

We are incorporated in Delaware and are subject to the provisions of the Delaware General Corporation Law.  Our Certificate of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director except for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law, which relates to unlawful payment of dividends or the unlawful purchase or repurchase of shares of our stock or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of China Wind Systems, Inc. if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Director Independence

Four of our directors, Drew Bernstein, Megan Penick, Xi Liu, and Xuezhong Hua, are independent directors, using the Nasdaq definition of independence.  Three of these directors, Drew Bernstein, Megan Penick, and Xi Liu, comprise the audit committee, compensation committee, and nominating committee.  Our board has determined that Mr. Bernstein is an audit committee financial expert. Mr. Wu, our chairman and chief executive officer, is not an independent director.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has three committees - the audit committee, the compensation committee and the corporate governance/nominating committee. The audit committee is comprised of Xi Liu, Drew Bernstein, and Megan Penick, with Mr. Bernstein serving as chairman.  The compensation committee is comprised of Xi Liu, Drew Bernstein, and Megan Penick, with Mr. Liu as chairman.   The nomination committee is comprised of Xi Liu, Drew Bernstein, and Megan Penick, with Mr. Liu as chairman. Our 2010 long-term incentive plan, once approved, shall be administered by the compensation committee.

Our audit committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.  A copy of the audit committee’s current charter is available on our website at http://www.chinawindsystems.com/Corporate_Governance.html.

The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally.  If so authorized by the board of directors, the committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt.  The compensation committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee.  Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations.  The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers.   A copy of the compensation committee’s current charter is available on our website at http://www.chinawindsystems.com/Corporate_Governance.html.

The nominating committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers.  The qualifications of any candidate for director will be subject to the same extensive general and specific criteria applicable to director candidates generally.  A copy of the nominating committee’s current charter is available on our website at http://www.chinawindsystems.com/Corporate_Governance.html.

The board and its committees held the following number of meetings during 2009:

Board of directors	7
Audit committee	4
Compensation committee	0
Nomination committee	0

The meetings include meetings that were held by means of a conference telephone call, but do not include actions taken by unanimous written consent.

Each director attended at least 75% of the total number of meetings of the board and those committees on which he served during the year.

Our non-management directors did not meet in executive session during 2009.

Compensation Committee Interlocks and Insider Participation

Aside from his/her service as director, no member of our compensation committee had any relationship with China Wind Systems, Inc. as of December 31, 2009.  No executive officer of China Wind Systems, Inc. served as a director or compensation committee member of another entity.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the fiscal year ended December 31, 2009, the following officers, directors and 10% stockholders were late in their filings: Megan Penick was late in filing a Form 3.

Directors’ Compensation

Except for Mr. Bernstein and Ms. Penick, we do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board may, in the future, award stock options to purchase shares of common stock to our directors.

For services as a director, chairman of the audit committee and member of the compensation committee we pay Mr. Bernstein an annual fee of $10,000, payable quarterly, and we issued to Mr. Bernstein 74,469 shares of common stock, which represents $35,000 divided by the closing price of our common stock on the date of his election.  For services as a director and member of the audit and compensation committees, we pay Ms. Penick an annual fee of $8,000, payable quarterly, and we issued to Ms. Penick 20,690 shares of common stock, which represents $30,000 divided by the closing price of our common stock on the date of her election.

The following table sets forth information as to compensation paid to our directors who are not listed in the Summary Compensation Table during the year ended December 31, 2009.

Director Compensation
Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Xuezhong Hua	$-	$-	$-	$-
Xi Liu	-	-	-	-
Drew Bernstein	6,667	-	35,000	41,667
Megan Penick	3,000	-	30,000	33,000

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Yan Hua, Secretary, China Wind Systems, Inc., No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China 214181. Mr. Hua will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

APPROVAL OF THE 2010 LONG-TERM INCENTIVE PLAN

The board of directors believes that in order to attract and retain the services of executive and other key employees, it is necessary for us to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies. Accordingly, in January 2010, the board of directors adopted, subject to stockholder approval, the 2010 long-term incentive plan, covering 2,000,000 shares of common stock. Set forth below is a summary of the 2010 plan, as amended, but this summary is qualified in its entirety by reference to the full text of the 2010 plan, a copy of which is included as Appendix A to this proxy statement.

The 2010 plan provides for the grant of incentive and non-qualified options and stock grants to employees, including officers, directors and consultants. The 2010 plan is to be administered by a committee of not less than three directors, each of whom is to be an independent director.  In the absence of a committee, the plan is administered by the board of directors.  The board has granted the compensation committee the authority to administer the 2010 plan.  Members of the committee are not eligible for stock options or stock grants pursuant to the 2010 plan unless such stock options or stock grant are granted by a majority of our independent directors other than the proposed grantee.

In January 2010, the compensation committee granted, subject to stockholder approval of the 2010 plan, 38,000 shares, of which 28,000 shares were granted to Jianhua Wu, our chief executive officer, 8,000 shares were granted to Yunxia Ren, our controller, who is not an executive officer, and 12,000 shares were granted to Yan Hua, our secretary, who is not an executive officer.

Pursuant to her employment agreement dated January 12, 2010, Ying (Teresa) Zhang, our chief financial officer, is entitled to receive 1,500 shares of common stock on each of January 31, 2010 and July 31, 2011, provided that she is employed on those days.  The 1,500 share grant on January 31, 2010, was made pursuant to the 2010 plan, subject to stockholder approval of the plan. Additionally, pursuant to a consulting agreement with CFO Oncall, Inc., dated February 1, 2010, Adam Wasserman and/or his assignees were entitled to receive 2,000 shares on the last day of each calendar quarter.  The initial 2,000 share grant for the quarter ended March 31, 2010 was made pursuant to the 2010 plan, subject to stockholder approval of the plan.

Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.  Incentive stock options would only be granted to residents of the United States.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences as of the date hereof with respect to awards under the 2010 plan for participants who are both citizens and residents of the United States.  This description of the federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this proxy statement (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change and further that special rules may apply with respect to situations not specifically discussed herein, including federal employment taxes, foreign, state and local taxes and estate or inheritance taxes. Accordingly, participants are urged to consult with their own qualified tax advisors.

Non-Qualified Options

No taxable income will be realized by the participant upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for federal income tax purposes and (iii) generally will be an allowable income tax deduction to us. The participant's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock, plus any amounts included in income as compensation. If the participant pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the participant's tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the participant to pay the exercise price, no gain or loss will be recognized by the participant on the date of exercise and the participant's tax basis and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the participant's tax basis will equal the fair market value of the share on the date of exercise and the participant's holding period will begin on the day after the exercise date. The participant's compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock. Special rules, discussed below under "Incentive Stock Options - Disposition of Incentive Option Shares," will apply if a participant surrenders previously-owned shares acquired upon the exercise of an incentive option that have not satisfied certain holding period requirements in payment of any or all of the exercise price of a non-qualified option.

Disposition of Option Shares

When a sale of the acquired shares occurs, a participant will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are capital assets. The capital gain or loss will be long-term capital gain or loss treatment if the shares have been held for more than twelve months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

Incentive Stock Options

The grant of an ISO will not result in any federal income tax to a participant. Upon the exercise of an incentive option, a participant normally will not recognize any income for federal income tax purposes. However, the excess of the fair market value of the shares transferred upon the exercise over the exercise price of such shares (the "spread") generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax of the participant for the year in which the option is exercised. As a result of the exercise a participant's federal income tax liability may be increased. If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange and the shares received by the participant, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period as the previously acquired shares. The participant will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option holding period requirements described below. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period, which commences as of the date the common stock is issued to the participant upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a disqualifying disposition has occurred.

Disposition of Incentive Option Shares. If the incentive option holder disposes of the stock acquired upon the exercise of an incentive stock option (including the transfer of acquired stock in payment of the exercise price of another incentive stock option) either within two years from the date of grant or within one year from the date of exercise, the option holder will recognize ordinary income at the time of such disqualifying disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised or the amount realized on such disqualifying disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares were held prior to the disqualifying disposition. In the event of such disqualifying disposition, the incentive stock option alternative minimum tax treatment described above may not apply (although, where the disqualifying disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the participant to amend his return to eliminate the tax preference item previously reported).

Our Deduction. We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a disqualifying disposition.

Stock Grants

A participant who receives a stock grant under the 2010 plan generally will be taxed at ordinary income rates on the fair market value of shares when they vest, if subject to vesting or other restrictions, or, otherwise, when received. However, a participant who, within 30 days after receiving such shares, makes an election under Section 83(b) of the Code, will recognize ordinary income on the date of issuance of the stock equal to the fair market value of the shares on that date. If a Section 83(b) election is made, the holding period for the shares will commence on the day after the shares are received and no additional taxable income will be recognized by the participant at the time the shares vest. However, if shares subject to a Section 83(b) election are forfeited, no tax deduction is allowable to the participant for the forfeited shares. Taxes are required to be withheld from the participant at the time and on the amount of ordinary income recognized by the participant. We will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.

New Plan Benefits

The following table sets forth information relating to the benefits that will be received by the following classes of persons.

Name and Position	Dollar Value	Number of Units
Jianhua Wu, chief executive officer, director	$138,600	28,000
Executive officers, as a group	$146,250	29,500
Non-executive directors, as a group	--	--
Non-executive officers employee group	$99,000	20,000

The dollar value is based on the closing market price of the common stock on January 27, 2010, the date the compensation committee granted the shares, subject to stockholder approval of the 2010 plan, except that the dollar value of the 1,500 shares issued to Ms. Zhang is based on the closing price on January 29, 2010, the last trading day before January 31, 2010, the date on which she was entitled to the shares pursuant to her employment agreement.

Vote Required

The approval of the 2010 plan requires the affirmative vote of a majority of the votes cast at the annual meeting, provided that a quorum is present at the meeting.

Board of Directors Recommendation

The board of directors recommends a vote FOR the approval of the 2010 plan.

INDEPENDENT PUBLIC ACCOUNTANTS

Sherb & Co., LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2009.  Representatives from Sherb will be available by phone to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The following table sets forth the fees billed by our principal independent accountants, Sherb and Co., LLP, for each of our last two fiscal years for the categories of services indicated.

	Year Ended December 31,
Category	2009	2008
Audit Fees	$75,000	$76,000
Audit Related Fees	22,500	22,500
Tax Fees	0	0
All Other Fees	0	9,000

Audit fees.    Consists of fees billed for the audit of our annual financial statements, review of our Form 10-K and services that are normally provided by the accountant in connection with year-end statutory and regulatory filings or engagements.

Audit-related fees.    Consists of fees billed for the review of our quarterly financial statements, review of our forms 10-Q and 8-K and services that are normally provided by the accountant in connection with non year end statutory and regulatory filings on engagements.

Tax fees. Consists of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.

Other fees.     The services provided by our accountants within this category consisted of advice and other services relating to SEC matters, registration statement review, accounting issues and client conferences.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our audit committee was created in March 2008 and its charter was ratified in October 2009.  The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  The audit committee may also pre-approve particular services on a case-by-case basis.  All services since October 1, 2008 were pre-approved by the audit committee.

Since we did not have a formal audit committee in 2007, our board of directors served as our audit committee. We had not adopted pre-approval policies and procedures with respect to our accountants in 2007. All of the services provided and fees charged by our independent registered accounting firms in 2007 were approved by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS.

The following table provides information as to shares of common stock beneficially owned as of February 1, 2010, by:

•	Each director;
•	Each current officer named in the summary compensation table;
•	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and
•	All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days of February 1, 2010.  Unless otherwise noted, the business address of each of our directors and officers is No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China 214181.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class (1)
Jianhua Wu CEO (2)	6,138,059	35.4%
Lihua Tang (2)	6,138,059	35.4%
Maxworthy International Limited (2) P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	5,627,642	32.5%
Yunxia Ren (3)	3,412,581	19.7%
Haoyang Wu (3)	3,412,581	19.7%
Xuezhong Hua	0	--
Xi Liu	0	--
Drew Bernstein	74,469	*
Megan Penick	20,690	*
Ying (Teresa) Zhang, (6)	1,500	*
All officers and directors as a group (four persons owning stock)	6,234,718	36.0%
 _______

* Represents less than 1% of the shares outstanding

(1)           The percentages are based upon 17,330,536 shares of common stock outstanding on February 1, 2010.

(2)           Jianhua Wu and Lihua Tang, who are husband and wife, are majority stockholders of Maxworthy International Ltd. Mr. Wu is also managing director of Maxworthy.  The shares reflected as being owned by Mr. Wu and Ms. Tang represent (i) 5,627,642 shares owned by Maxworthy and (ii) 510,417 shares owned by Mr. Wu.   Each of Mr. Wu and Ms. Tang disclaims beneficial ownership in the shares of beneficially owned by the other and of the shares beneficially owned by their son and daughter-in-law, Haoyang Wu and Yunxia Ren.

In connection with the September 2009 and October 2009 stock sales described in the “Related Party Transactions” section below as well as a January 2010 partial exercise of an outstanding warrant, Barron Partners LP entered into a voting agreement with Jianhua Wu, our chief executive officer, pursuant to which Mr. Wu has the right to vote the series A preferred stock and the underlying common stock held by Barron Partners as to all matters for which stockholder approval is obtained, as long as Barron Partners or its affiliates own the stock.  Upon the sale of the series A preferred stock or the underlying common stock to a person other than an affiliate of Barron Partners, the voting agreement terminates as to the transferred shares and Mr. Wu has no voting rights with respect to the transferred shares.  As of February 1, 2010, none of the shares of series A preferred stock subject to the voting agreement were convertible due to a limitation that precludes Barron Partners or its affiliates from owning more than 4.9% of our outstanding common stock.

(3)           Yunxia Ren and Haoyang Wu are the daughter-in-law and son of Jianhua Wu and Lihua Tang.  Ms. Ren owns 2,730,064 shares of common stock, of which 62,933 shares are held as security for Ms. Ren’s obligations relating to the Company’s $80,000 promissory note issued in August 2008, and Mr. Wu owns 682,517 shares of common stock.  Each of Ms. Ren and Mr. Wu disclaims ownership of the shares owned by the other.  Their address is No. 25 Jin Xiu Second Village, Qianzhou Town Huishan District, Wuxi City, Jiangsu Province, PRC 214181.

Barron Partners, LP holds shares of series A preferred stock and warrants which, if fully converted and exercised, would result in Barron Partners’ owning more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to our executive officers.

Name	Age	Position
Jianhua Wu	53	Chief executive officer
Ying (Teresa) Zhang	31	Chief financial officer

All of our officers serve at the pleasure of the board of directors.  Mr. Wu is also a director.  See “Election of Directors” for information concerning Mr. Wu.

Ms. Zhang was an auditing manager at GC Alliance HK CPA in Beijing, China, from July 2005 until January 2010.  From January 2003 through June 2005, Ms. Zhang served as a liaison officer for the Australian-Chinese Friendship Business Association, and from July 2000 to September 2002 was an auditor at Ernst & Young in Beijing, China.  Ms. Zhang is a certified practicing accountant in Australia.  She received a bachelor’s degree in international accounting from Renmin University and a master’s degree in accounting from Macquarie University.

Compensation

The following table is the compensation to our chief executive officer and former chief financial officers during the year ended December 31, 2009 and 2008.

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Jianhua Wu, chief executive officer (1)	2009		$138,600	—
	2008	10,588	—	—	10,588
Leo Wang, former chief financial officer (2)	2009 2008	95,995—	56,48327,908	— —

(1)
The increase in Mr. Wu’s compensation reflects both an increase in his salary and the effects of the currency exchange rate between RMB and United States dollars.  In January 2010, the compensation committee granted, subject to stockholder approval of the 2010 plan, 28,000 shares to Jianhua Wu as partial bonus compensation for Mr. Wu’s services in 2009.  The shares are valued at the closing price on the date of grant.

(2)	Cash compensation for Mr. Wang was paid to Cambridge Invest, Inc., a company where Mr. Wang serves as chief executive officer. Mr. Wang resigned as chief financial officer in January 2010.

Employment Agreements

Except for an employment agreement with Ying (Teresa) Zhang, we have no employment agreements with any of our executive officers, and none of our executive officers have any severance arrangements.

On January 12, 2010, we entered into an employment agreement with Ms. Zhang with an initial term of one year. Pursuant to the agreement, Ms. Zhang shall receive an initial annual salary of RMB480,000, which is equivalent to approximately $70,500 at the current exchange rate, subject to adjustment.  Ms. Zhang shall also receive 1,500 shares on each of January 31, 2010 and July 31, 2011, provided that Ms. Zhang is employed by us on those dates.  The shares shall be subject to a nine month lock-up period from the date of issuance.  Ms. Zhang’s employment may be terminated at any time, with or without cause. In the event that Ms. Zhang’s employment is terminated by the Company without cause, Ms. Zhang is entitled to a severance payment of two months’ salary, as well as any previously declared bonus and any unvested shares issued pursuant to the agreement.  In the event that Ms. Zhang terminates her employment for cause, she shall be entitled to a severance payment of two months’ salary.

Outstanding Equity Awards at Fiscal Year End

During the year ended December 31, 2009, we did not grant any options to the officers named in the summary compensation table, and no officer named in the compensation table held any outstanding options or similar rights.

RELATED PARTY TRANSACTIONS

        In December 2008, we advanced $437,688 to a company owned by the brother of our chief executive officer, Mr. Jianhua Wu. This advance was repaid in January 2009.  Although we do not believe that this loan violates the proscription against loans to directors and executive officers, it is possible that a court may come to a different conclusion.

In connection with two financing, Mr. Wu agreed to provide shares of common stock in connection with loans to us.  In October 2008, we issued our 17.4% note in the principal amount of $575,000.  Payment of our obligations under the note were secured by a pledge and conversion right pursuant to which Mr. Wu agreed to pledge 479,167 shares of common stock, with the note holder having the right to convert the note into shares of common stock owned by Mr. Wu at a conversion price of $0.40 per share.  We paid the note, and Mr. Wu was not required to deliver any shares.

In March 2009, we sold to two investors our 18-month, 15% notes in the aggregate principal amount of $250,000 and warrants to purchase 437,500 shares of common stock at an exercise price of $0.40 per share.  Pursuant to the related purchase agreements, our chief executive officer placed 510,417 shares of common stock into escrow.  The note holders had the right to take these shares, valued at $0.20 per share, in payment of the interest or principal, as the case may be, if we do not pay the interest on or principal of the note before it becomes an event of default.  In January 2010, we repaid the note, and Mr. Wu was not required to deliver any shares.

In September 2009, we sold 1,100,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share to Barron Partners LP for $1,100,000. The series A preferred stock is the same series of preferred stock that was issued in our November 2007 private placement.  Each share of series A preferred stock is convertible into one-third of one share of common stock, subject to adjustment.  The certificate of designation for the series A preferred stock provides that no holder can convert the series A preferred stock to the extent that such conversion would result in the holder and its affiliates beneficially owning in excess of 4.9% of the number of shares of our common stock then outstanding.

In October 2009, we sold 2,400,000 shares of series A preferred stock to five investors, including Barron Partners LP, for $2,400,000.  Barron Partners purchased 1,500,000 shares of series A preferred stock in the financing.

In connection with the September 2009 and October 2009 stock sales, as well as a January 2010 partial exercise of an outstanding warrant, Barron entered into a voting agreement with Jianhua Wu, our chief executive officer, pursuant to which Mr. Wu has the right to vote the series A preferred stock and the underlying common stock held by Barron as to all matters for which stockholder approval is obtained as long as Barron or its affiliates own the stock.  Upon the sale of the series A preferred stock or the underlying common stock to a person other than an affiliate of Barron, the voting agreement terminates as to the transferred shares and Mr. Wu has no voting rights with respect to the transferred shares.

FINANCIAL STATEMENTS

Our audited financial statements, which include our consolidated balance sheets at December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008, and the notes to our consolidated financial statements, are included in our Form 10-K/A for the year ended December 31, 2008. Our unaudited financial statements, which include our consolidated balance sheets at September 30, 2009 and December 31, 2008, and the related consolidated statements of operations and comprehensive income and cash flows for the nine months ended September 30, 2009 and 2008 and the notes to our consolidated financial statements, are included in our Form 10-Q for the quarter ended September 30, 2009. A copy of our Form 10-K/A for the fiscal year ended December 31, 2008 and our Form 10-Q for the quarter ended September 30, 2009, either accompanied or preceded the delivery of this proxy statement.

Copies of our Form 10-K/A for the year ended September 30, 2009 may be obtained without charge by writing to Yan Hua, Secretary, China Wind Systems, Inc., No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China 214181. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. Copies of our Form 10-K/A are available on our website at http://www.chinawindsystems.com/SEC.html. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

OTHER MATTERS

Other Matters to be Submitted

Our board of directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than November 30, 2010 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than December 31, 2010.  If notice of any stockholder proposal is received after December 31, 2010, then the notice will be considered untimely and we are not required to present such proposal at the 2011 annual meeting. If the board of directors chooses to present a proposal submitted after December 31, 2010 at the 2011 annual meeting, then the persons named in proxies solicited by the board of directors for the 2011 annual meeting may exercise discretionary voting power with respect to such proposal.

	By:	Order of the Board of Directors

Jianhua Wu
Chief Executive Officer

February 17, 2010

PROXY

CHINA WIND SYSTEMS, INC.

2010 Annual Meeting of Stockholders – March 5, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jianhua Wu or Ying (Teresa) Zhang or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2010 Annual Meeting of Stockholders of China Wind Systems, Inc. (the "Company"), to be held at 10:00 a.m., local time, on March 5, 2010, at the offices of the Company, No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China  214181, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1) To elect the following five (5) directors:

Jianhua Wu, Xuezhong Hua, Xi Liu, Drew Bernstein, and Megan J. Penick.

☐ FOR all nominees listed above (except as marked to the contrary below).

☐ Withhold authority to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

(2) FOR ☐   AGAINST ☐ the approval of the 2010 long-term incentive plan.

(3) In their discretion, upon the transaction of such other business as may properly come before the annual meeting;

all as set forth in the Proxy Statement, dated February 17, 2010.

The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1and 2.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting ☐

Dated: _________________________, 2010

Address, if changed since last proxy:	(Signature(s))

(Print Name)

Please sign and print exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please date, sign and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United States.